Velocity Express Corporation 8-K

Exhibit 2.1

AMENDMENT (this “Amendment”) dated as of October 14, 2009 to the ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of September 24, 2009, among Velocity Express Corporation, a Delaware corporation (“Parent”), Velocity Express, Inc., a Delaware corporation (“VEI”), Velocity Express Leasing, Inc., a Delaware corporation (“VEL”), CD&L, Inc., a Delaware corporation (“CD&L”), VXP Mid-West, Inc., a Delaware corporation (“VXPM”), VXP Leasing Mid-West, Inc., a Delaware corporation (“VXPLM”), Clayton/National Courier Systems, Inc., a Missouri corporation (“CNCS”), Click Messenger Service, Inc., a New Jersey corporation (“Click”), Olympic Courier Systems, Inc., a New York corporation (“Olympic”), Securities Courier Corporation, a New York corporation (“SCS”), Silver Star Express, Inc., a Florida corporation (“Silver Star”), Velocity Systems Franchising Corporation, a Michigan corporation, and U-Ship International, Ltd., a Wisconsin corporation (together with VEI, VEL, CD&L, VXPM, VXPLM, CNCS, Click, Olympic, SCS and Silver Star, the “Subsidiaries”; the Subsidiaries together with Parent are referred to as the “Sellers”), and ComVest Velocity Acquisition I, LLC, a Delaware limited liability company (the “Purchaser”).

In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Sellers and the Purchaser hereby agree as follows:

1.  The definition of “Credit Bid” in Section 1.1 of the Agreement is deleted.

2.  The following is added as the definition of “Instruction Letter” in Section 1.1 of the Agreement:

“Instruction Letter” means the letter agreement dated as of October  , 2009 between the Purchaser and the Senior Note Trustee.

3.  The following is added as the definition of “Senior Note Trustee” in Section 1.1 of the Agreement:

“Senior Note Trustee” means the trustee under the Senior Note Indenture.

4.  The phrase “Cash Portion” is replaced by the phrase “Remaining Cash Portion” wherever it appears.

5.  Sections 2.2(a)(i) and (ii) of the Agreement are amended to remove the words “Section 2.4(e)” each time they appear and replace them with the words “Section 2.4(d).”  Section 2.2(a) is also amended to add a new paragraph (ix) as follows:

(ix) all payroll due to employees and amounts due to independent contractor/drivers.

6.  Section 2.4 of the Agreement of the Agreement is hereby amended in its entirety to read as follows:

Section 2.4           Purchase Price.

The purchase price (the “Purchase Price”) payable in consideration for the sale, transfer, assignment, conveyance and delivery by the Sellers to the Purchaser of the Purchased Assets shall consist of the following:

(a)           cash in an amount equal to the sum of the Obligations (as defined in the DIP Credit Agreement) outstanding under the DIP Credit Agreement (including all letters of credit to the extent not replaced) and the Obligations outstanding under the Burdale Credit Agreement (including all letters of credit to the extent not replaced), in each case as of the Closing Date, which shall be used by the Sellers solely for the purpose of satisfying such Obligations; plus

(b)           cash in the amount of $9,773,740 (the “Senior Note Payment”), which shall be applied solely to the reduction of the outstanding obligations under the Senior Notes, as more fully set forth in the Instruction Letter; plus

(c)           the assumption at the Closing by the Purchaser of the Assumed Liabilities from the Sellers; plus

(d)           an amount equal to the Determined Cure Costs for Assigned Contracts payable by the Purchaser under Section 5.1, which shall be paid to the applicable counterparties of the applicable Assigned Contracts on the Closing Date or, if later, the date such Contracts are determined to be Assigned Contracts in accordance with Section 5.1; plus

(e)           cash in an amount equal to $50,000 (the “Remaining Cash Portion”);

The Purchase Price shall be paid by (i) payment in immediate available funds of (A) an amount equal to the Obligations outstanding under the Burdale Credit Agreement directly to the Existing Lenders, (B) an amount equal to the Obligations outstanding under the DIP Credit Agreement directly to the DIP Lenders, (C) an amount equal to the Senior Note Payment to the Senior Note Trustee, (D) the Cash Portion to an account or accounts specified by Sellers and (E) the Determined Cure Costs in accordance with Sections 2.5 and 5.1(c) and (ii) execution of the Assignment and Assumption Agreement.  The parties’ good faith estimate, as of the date hereof, of the Assumed Obligations that will be outstanding as of the Closing Date is set forth on Schedule 2.4.

The Sellers acknowledge that the Noteholders have a valid claim equal to the Prepetition Note Obligations and that the Senior Note Trustee has a perfected, allowed secured claim with respect thereto.

7.  Schedule 2.4 to this Amendment is added to the Agreement as Schedule 2.4.

8.  The Purchaser hereby waives any right or entitlement to receive the Break-Up Fee pursuant to Section 8.2 of the Agreement or otherwise.  The Purchaser's right and entitlement to receive the Expense Reimbursement pursuant to Section 8.2 or otherwise shall remain in full force and effect and shall be unaffected by this waiver.

9.  Except as set forth above, the Agreement shall remain unmodified and in full force and effect.

10.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York and, to the extent applicable, the United States Bankruptcy Code.

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IN WITNESS WHEREOF, the Sellers and the Purchaser have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

VELOCITY EXPRESS CORPORATION

By:
Name:
Title:

VELOCITY EXPRESS, INC.

By:
Name:
Title:

VELOCITY EXPRESS LEASING, INC.

By:
Name:
Title:

CD&L, INC.

By:
Name:
Title:

VXP MID-WEST, INC.

By:
Name:
Title:

VXP LEASING MID-WEST, INC.

By:
Name:
Title:

CLAYTON/NATIONAL COURIER SYSTEMS, INC.

By:
Name:
Title:

CLICK MESSENGER SERVICE, INC.

By:
Name:
Title:

OLYMPIC COURIER SYSTEMS, INC.

By:
Name:
Title:

SECURITIES COURIER CORPORATION

By:
Name:
Title:

U-SHIP INTERNATIONAL, LTD.

By:
Name:
Title:

SILVER STAR EXPRESS, INC.

By:
Name:
Title:

VELOCITY SYSTEMS FRANCHISING CORPORATION

By:
Name:
Title:

COMVEST VELOCITY ACQUISITION I, LLC

By:
Name:	Jose Gordo
Title:	President